EXHIBIT 3.1
                         ARTICLES OF INCORPORATION
                                    OF
                            PAYSTAR CORPORATION

     For the purpose of forming this corporation under the laws of the State of Nevada, the undersigned incorporators hereby state:

                                 ARTICLE I
                                   Name

     The name of the corporation is:
                            PayStar Corporation

                                ARTICLE II
                           Purposes and Duration

     The purposes for which the corporation is formed are:
     (a) To engage in any lawful business activity from time to time authorized or approved by the board of directors of this corporation;
     (b) To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;
     (c)  To do business anywhere in the world; and
     (d) To have and exercise all rights and powers from time to time granted to a corporation by law.

     The above purpose clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

     The duration of this corporation shall be perpetual.

                                ARTICLE III
                                 Location

     The county in the State of Nevada where the principal office for the transaction of the business of the corporation is located is the County of Carson, and the address of the principal office is: 202 North Curry Street, Suite 100, Carson City, Nevada, 89703.

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                                ARTICLE IV
                                Directors

     The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith shall be deemed appropriate and, in each instance where the Business Corporation Act provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.

     The Board of Directors may consist of from one (1) to nine (9) directors, as determined, from time to time, by the then existing Board of Directors.

                                ARTICLE V
                Names of First Directors and Incorporators

     The names and addresses of the persons who are appointed to act as first directors of the corporation, who are also the incorporators, are:

          Joseph R. Laird, Jr.
          3890 South Swenson, Suite 100
          Las Vegas, Nevada 89109

          Kenneth J. Fisher
          3890 South Swenson, Suite 100
          Las Vegas, Nevada 89109

          Patricia J. Laird
          3890 South Swenson, Suite 100
          Las Vegas, Nevada 89109

                                ARTICLE VI
                         Authorized Capital Stock

     Section 1. The stock of the corporation is divided into two classes, namely: common stock in the amount of one hundred million (100,000,000) shares of the par value of $.001 each and preferred stock in the amount of ten million (10,000,000) shares of the par value of $.001 each. The board of directors shall have authority, by resolution or resolutions, to divide the preferred stock into series, to establish and fix the distinguishing designation of each such series and the number of shares thereof (which number, by like action of the board of directors from time to time thereafter, may be increased, except when otherwise provided by the board of directors in creating such series, or may be decreased, but not below the number of shares thereof then outstanding) and, within the limitations of applicable law of the State of Nevada or as otherwise set forth in this article, to fix and determine the relative rights and preferences of the shares of each series so established prior to the issuance thereof.

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     Section 2.  All stock when issued shall be deemed fully paid and non-
assessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.

     Section 3. The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.

                                ARTICLE VII
                             Common Directors

     As provide by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set-forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

                               ARTICLE VIII
                    Liability of Directors and Officers

     No Director, Officer or Agent, to include counsel, shall be personally liable to the Corporation or its Stockholders for monetary damage for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity. It shall be presumed that in accepting the position as an Officer, Director, Agent or Counsel, said individual relied upon and acted in reliance upon the terms and protections provided for by this Article. Notwithstanding the foregoing sentences, a person specifically covered by this Article, shall be liable to the extent provided by applicable law, for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of NRS 78.300

                                ARTICLE IX
         Election Regarding NRS 78.378 - 78.3793 and 78.411-78.444

     This Corporation shall NOT be governed by nor shall the provisions of NRS 78.378 through and including 78.3793 and NRS 78.411 through and including 78.444 in any way whatsoever affect the management, operation or be applied in this Corporation. This Article may only be amended by a majority vote of not less than 90% of the then issued and outstanding shares of the Corporation. A quorum of outstanding shares for voting on an Amendment to these articles shall not be met unless 95% or more of the issued and outstanding shares are present at a properly called and noticed meeting of the Stockholders. The super-majority set forth in these Articles only applies to any attempted amendment to these Articles.